EXHIBIT 99.1


SkyWay Communications Holding Corp. Announces Signing of Definitive Agreement and Plan of Merger with Sky Way Aircraft, Inc.
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MIAMI BEACH, Fla.--(BUSINESS WIRE)--June 3, 2003--SkyWay Communications Holding
Corp. (OTCBB:SWYC - News) announced today that on May 30, 2003 it had signed a definitive acquisition agreement to acquire Sky Way Aircraft, Inc., ("Sky Way") a Florida based corporation. As a result of the merger, Sky Way will become a wholly-owned subsidiary of the company.

The merger agreement, which calls for an exchange of shares, is subject to various conditions, including shareholder consent by the Sky Way Aircraft shareholders. At the closing of the Merger, it is anticipated that James Kent will become our new Chief Executive Officer, Brent Kovar will be appointed as the President and Chairman of the Board of Directors; and Joy Kovar will be appointed the Corporate Secretary. It is also anticipated that after the closing of the merger, Mr. Kent and Mrs. Kovar shall be appointed, subject to a filing of 14F-1, directors of the company.

The Agreement and Plan of Merger together with the Certificate of Designations for the Series A and B Preferred Stock are attached as Exhibits to an 8K filed with the Securities and Exchange Commission concurrent herewith. We urge all interested parties to review the 8K together with the Agreement and Plan of Merger as well as the Series A and B Preferred Stock Certificate of Designations.

About Sky Way Aircraft, Inc.

Sky Way Aircraft, Inc. is a Clearwater, Florida based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment. Sky Way Aircraft is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States. Based on the final upgrading of a previous airborne telephone and communications network, Sky Way Aircraft intends to provide broadband connectivity between the ground and in-flight aircraft throughout the U.S. using technology that provides a broadband high-speed data transmission. Sky Way Aircraft intends to be the communications solution for commercial and private aircraft owners wanting real time access to on-board security systems, aircraft health and welfare monitoring, avionics operations and for passengers wanting real time high-speed access to the internet. Their network will enable applications that can personalize the in-flight entertainment experience, provide real time access to flight management avionics with long-term data storage and also support for ground monitoring of in-flight surveillance systems that are being designed with the goal of enhancing current airline security standards.

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Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For more information about SkyWay Communications Holding Corp. please contact:

Jamee Kalimi, President (305) 538-7840

For more information about Sky Way Aircraft, Inc. please contact:

Brent Kovar, President  (727) 535 8211



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